UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2008

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2411 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On June 18, 2008, Cerus Corporation (“Cerus”), as borrower, entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, N.A. (the “Bank”). The Credit Agreement provides for a secured $10,000,000 revolving credit facility (the “Facility”). Loans under the Credit Agreement will bear interest, at Cerus’ option, at either (i) LIBOR plus a margin of 2.00 percent or (ii) the Bank’s prime rate. The loan proceeds under the Credit Agreement may be used for working capital and general corporate purposes.

Subject to certain conditions stated in the Credit Agreement, Cerus may borrow, prepay and reborrow amounts under the Facility at any time during the term of the Credit Agreement. The Credit Agreement will terminate and all amounts owing thereunder will be due and payable on June 17, 2009, unless extended by mutual agreement.

Cerus’ obligations under the Facility are secured by a first priority security interest in substantially all of Cerus’ assets, other than intellectual property.

The Credit Agreement contains certain representations and warranties, affirmative and negative covenants, and other restrictions. The Facility also requires Cerus to meet certain financial covenants including (i) a minimum liquidity threshold relative to the loans outstanding, net operating loss and net loss, (ii) a minimum level of cash and marketable securities, and (iii) a maximum quarterly net operating loss.

In addition, the Credit Agreement contains customary events of default that permit the Bank to accelerate Cerus’ outstanding obligations and enforce any of the remedies if not cured within certain grace periods (if applicable), including nonpayment of principal, interest or other amounts, inaccuracy of representations and warranties, violation of covenants, default under other indebtedness, the imposition of judgment liens or attachments, the occurrence of bankruptcy and other insolvency events, impairment of the prospects of repayment, dissolution or liquidation, a change in control, and transfer or encumbrance of certain assets. An event of default under the Credit Agreement resulting in acceleration of the loans or a failure to make payment in full at maturity would result in an increase in the interest rate on any amounts outstanding.

At this time, Cerus has not borrowed any funds under the Credit Agreement.

The description above is a summary and is qualified in its entirety by the Credit Agreement which will be filed as an exhibit to Cerus’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, to be filed on or before August 11, 2008.

A copy of the Company’s press release further describing the Facility, entitled “Cerus Secures $10 Million Revolving Credit Facility,” is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

The disclosure set forth in Item 1.01 above is hereby incorporated herein by reference.

1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 17, 2008, the Board of Directors approved an amendment and restatement of the Bylaws (the “Bylaws”) of Cerus Corporation (the “Company”). Article IV, Section 23 of the Bylaws has been amended to allow for the Company’s directors to consent to an action without a meeting by means of electronic transmission.

The foregoing summary of the changes is qualified in its entirety by the Amended and Restated Bylaws, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.2	Amended and Restated Bylaws

99.1	Press Release, dated June 19, 2008, entitled “Cerus Secures $10 Million Revolving Credit Facility”

2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: June 19, 2008	By:	/s/ Howard G. Ervin
Howard G. Ervin
Vice President, Legal Affairs

3.

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated Bylaws

99.1	Press Release, dated June 19, 2008, entitled “Cerus Secures $10 Million Revolving Credit Facility”

4.